UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ViroPharma Incorporated

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VIROPHARMA INCORPORATED

397 Eagleview Boulevard

Exton, Pennsylvania 19341

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 21, 2007

To Our Stockholders:

Our annual stockholders’ meeting will be held on Thursday, June 21, 2007 at 10:00 a.m., local time, at The Inn at Chester Springs, 815 North Pottstown Pike, Exton, Pennsylvania 19341 for the following purposes:

1. To elect two (2) Class II directors to our board of directors. Each director elected by the stockholders will serve for a three-year term expiring at the 2010 annual stockholders’ meeting and until each such director’s successor has been elected and qualified.

2. To amend our amended and restated certificate of incorporation to increase the number of shares of common stock that we are authorized to issue by 75,000,000 shares to an aggregate of 175,000,000 shares.

3. To transact any other business that may properly arise at the meeting.

Any action may be taken on these matters at the annual meeting, or on the date to which the annual meeting may be continued, postponed or adjourned. Our board of directors has chosen April 27, 2007 as the record date for determining the stockholders who will be entitled to receive notice of our annual meeting and to vote at that meeting. We will maintain a complete list of our stockholders entitled to vote at the annual meeting at our headquarters, located at 397 Eagleview Boulevard, Exton, Pennsylvania, for ten days before the annual meeting.

The proxy statement included with this notice discusses each of our proposals to be considered at the annual meeting of stockholders. We also have included a copy of our annual report to stockholders for the year ended December 31, 2006 for your review.

You are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible so that we can count your vote. We have included a postage-prepaid envelope for your use, or you may follow the instructions on your proxy card for voting by Internet or by telephone. Submitting your instructions by any of these methods will not affect your right to attend the meeting and vote in person.

By order of the board of directors,

Thomas F. Doyle
Vice President, General Counsel and Secretary

May 1, 2007

Exton, Pennsylvania

VIROPHARMA INCORPORATED

397 Eagleview Boulevard

Exton, Pennsylvania 19341

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 21, 2007

We are sending you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote your shares at our 2007 annual meeting of stockholders, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement. The annual meeting will be held on June 21, 2007 at 10:00 a.m., local time, at The Inn at Chester Springs, 815 North Pottstown Pike, Exton, Pennsylvania 19341. We began mailing this proxy statement and the accompanying proxy card on or about May 9, 2007. We have also included our annual report to stockholders for the year ended December 31, 2006 for your review. The annual report to stockholders is not part of this proxy statement.

ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders, including the election of directors and the approval of an amendment to our amended and restated certificate of incorporation to increase the number of shares of common stock we are authorized to issue by 75,000,000 shares to an aggregate of 175,000,000 shares.

Who is entitled to vote at the annual meeting?

Only holders of our common stock, $0.002 par value per share, as of the close of business on April 27, 2007, the record date, are entitled to receive notice of our annual meeting and to vote at the meeting. On April 27, 2007 we had 69,792,022 shares of our common stock outstanding. Each common stockholder that is entitled to vote will have the right to one vote for each share of common stock outstanding in such stockholder’s name at the close of business on the record date.

Do I have to attend the meeting in order to vote?

No. If you want to have your vote count at the meeting, but not actually attend the meeting in person, you may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee.

By Internet—If you have Internet access, you may submit your proxy from any location in the world by following the “Vote by Internet” instructions on the proxy card.

By Telephone—You may submit your proxy from any location in the United States or Canada by following the “Vote by Telephone” instructions on the proxy card.

By Mail—You may submit your proxy by signing your proxy card and mailing it in the enclosed, postage-prepaid envelope. If you hold your shares in street name, you should follow the directions provided by your broker or nominee regarding how to instruct your broker or nominee. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted as described below.

If you are a registered holder, your shares will be voted in the manner that you indicate in your proxy. The proxy card provides spaces for you to vote “for,” or to “withhold” your authority to vote your shares for the nominees for the board of directors. The proxy card also provides spaces for you to vote “for” or “against” or “abstain” from voting in connection with our proposal to approve an amendment to our amended and restated certificate of incorporation. If you return a signed proxy card but do not indicate how you wish to vote your shares, your shares will be voted for the election of the two (2) Class II director nominees and for the amendment to our amended and restated certificate of incorporation.

What if my shares are held in “street name?”

If you hold your shares in “street name” through a broker or other nominee, then the broker who holds your shares has the authority under the applicable stock exchange rules to vote on certain items when they have not received instructions from you. For example, we believe that brokers that do not receive instructions from you are entitled to vote those shares with respect to the election of directors. A failure by brokers to vote those shares will have no effect on the outcome of the election of the directors, as the directors are to be elected by a plurality of the votes cast. However, brokers are not entitled to vote those shares on the proposal to approve an amendment to our amended and restated certificate of incorporation.

How many shares entitled to vote must be present to conduct business at the annual meeting?

We need a quorum of stockholders to hold a valid annual meeting. A quorum will be present if a majority of the common stock outstanding and entitled to vote at the annual meeting is present in person or by proxy. If a quorum is present, we will be able to conduct business at the meeting. Broker non-votes and votes withheld are counted as present for the purpose of establishing a quorum.

What are the recommendations of our board of directors?

The recommendations of our board of directors is set forth together with the description of each item in this proxy statement. In summary, the board of directors recommends a vote:

•	FOR election of the Class II director nominees (see Proposal 1);

•

FOR the approval of an amendment to our amended and restated certificate of incorporation increasing the number of authorized shares of common stock by 75,000,000 shares to an aggregate of 175,000,000 shares (see Proposal 2);

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.

If you sign and return your proxy card but do not specify how you want to vote your shares, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the board of directors.

What vote is required to approve each item?

The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. Broker non-votes and properly executed proxies marked “withhold” with respect to the election of a Class II director will not be voted with respect to the director indicated, although they will be counted for purposes of determining whether there is a quorum present at the meeting. As a result, the director nominee receiving the highest number of votes for each available seat will be elected to our board of directors.

The affirmative vote of the holders of a majority of the outstanding shares of common stock on the record date will be required to approve an amendment to our amended and restated certificate of incorporation. Broker non-votes and properly executed proxies marked “abstain” with respect to this proposal will not be voted, although they will be included in determining whether a quorum is present for this proposal. Accordingly, broker non-votes and abstentions will have the effect of negative votes.

Any other matter submitted to the stockholders will require the affirmative vote of a majority of the shares represented and entitled to vote, in person or by proxy, at the annual meeting, unless a greater percentage is required either by law or by our amended and restated certificate of incorporation or amended and restated bylaws. If you “abstain” from voting on any of these matters, your abstention will be considered as present and entitled to vote for purposes of determining the presence of a quorum, but will have the effect of a vote “against” the particular matter.

Can I change my vote after I return the proxy card?

Yes. You may change your proxy instructions at any time prior to the vote being taken at the annual meeting. For shares held directly in your name, you may accomplish this by sending a written revocation or delivering a new proxy bearing a later date (which automatically revokes the earlier proxy) before the annual meeting to Thomas F. Doyle, our corporate secretary, or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held beneficially by you in street name through your broker or nominee, you may accomplish this by submitting new voting instructions to your broker or nominee.

How can I get additional information about the company?

We will be happy to provide you (without charge) with a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and other documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. Please address your requests for such documents to Thomas F. Doyle, Vice President, General Counsel and Secretary of ViroPharma Incorporated, 397 Eagleview Boulevard, Exton, Pennsylvania 19341, telephone number (610) 458-7300.

Householding of Annual Meeting Materials

If you and other residents at your mailing address own shares of our common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as householding. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report and proxy statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Householding Department, 51 Mercedes Way, Edgewood, New York 11717 (telephone number:1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our annual report, we will send a copy to you if you address your written request to or call Thomas F. Doyle, Vice President, General Counsel and Secretary of ViroPharma Incorporated, 397 Eagleview Boulevard, Exton, Pennsylvania 19341, telephone number (610) 458-7300. If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting Mr. Doyle in the same manner.

CORPORATE GOVERNANCE

In accordance with the General Corporation Law of the State of Delaware and our amended and restated certificate of incorporation and amended and restated bylaws, our business, property and affairs are managed under the direction of the board of directors. Although our directors are not involved in our day-to-day operating details, they are kept informed of our business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by our officers at meetings of the board of directors and committees of the board of directors.

Our board of directors currently consists of 7 directors. The board consists of three classes of directors, with each director serving a three-year term. The members of the board of directors on the date of this proxy statement, and the committees of the board on which they serve, are identified below:

Director	Audit Committee	Compensation Committee	Nominating Committee
Michel de Rosen

Paul A. Brooke	*		*

William D. Claypool		*	*

Michael R. Dougherty	**		*

Robert J. Glaser		**	*

John R. Leone	*		*

Howard Pien			*

*	Member
**	Chair

Our board of directors has determined that each of the directors listed above, with the exception of Mr. de Rosen, is independent under NASDAQ rules.

Committees and Meetings of the Board

The board of directors has a compensation committee and an audit committee and all of the directors other than Michel de Rosen (the independent directors) act as our nominating committee. During 2006, the board of directors held seven meetings, the compensation committee held two meetings, the audit committee held four meetings, and the nominating committee held two meetings. All directors attended at least 75% of the combined number of full board meetings and meetings of board committees to which each such director was assigned. We request all members of the board of directors to be in attendance at the annual meeting of stockholders. All of our directors were in attendance at the 2006 annual meeting of stockholders.

If you would like to communicate with our board of directors, please send a letter to the following address: ViroPharma Incorporated, Attention: Board of Directors c/o General Counsel and Secretary, ViroPharma Incorporated, 397 Eagleview Boulevard, Exton, Pennsylvania 19341. Our General Counsel will review each such communication and forward a copy to each member of the board of directors.

The compensation committee’s responsibilities include: (i) overseeing our incentive compensation plans and equity-based plans, (ii) annually reviewing and approving the salary of our Chief Executive Officer and other executive officers, and (iii) annually establishing the parameters for the compensation of all other employees. The compensation committee does not currently have a charter. The current members of the compensation committee are Mr. Glaser (Chairman) and Dr. Claypool, each of whom are independent under NASDAQ rules.

To assist the compensation committee in carrying out its responsibilities, in 2006, we engaged CBIZ Human Capital Services to conduct an annual review of our total compensation program for our Chief Executive Officer as well as for other key executives. The consultant works with both the compensation committee and management to provide information and guidance regarding emerging market practices, trends and changes in regulatory environment and to provide an independent point of view regarding compensation proposals. Our consultant provided both published salary surveys to obtain market pay data as well as data from a peer group. For additional information concerning the role of CBIZ in advising the compensation committee, please see the “Compensation Discussion and Analysis” beginning on page 12 of this proxy statement.

In addition to CBIZ, the compensation committee also solicits the input of our management with respect to non-employee director compensation and certain aspects of executive compensation. For non-employee director compensation, management utilizes information compiled by us and surveys of director compensation to develop recommendations that are then presented to the compensation committee and the entire board of directors. For base salaries of our executive officers other than the Chief Executive Officer, our Chief Executive Officer will make preliminary recommendations to the compensation committee concerning any proposed adjustments to salary for the executive officers other than the Chief Executive Officer. Also, in developing the annual incentive bonus plan, the compensation committee will review management’s preliminary recommendations concerning the performance objectives established pursuant to the plan. The compensation committee considers the advice of CBIZ and the recommendations of management, before it determines executive and non-employee director compensation.

The compensation committee has the authority to delegate authority to subcommittees. The compensation committee has previously delegated authority to make option grants to non-executive employees from a pool of options approved by the compensation committee to a committee comprised of Michel de Rosen and Vincent Milano.

The audit committee’s responsibilities include: (i) reviewing the independence, qualifications, services, fees, and performance of the independent registered public accounting firm, (ii) appointing, replacing and discharging the independent registered public accounting firm, (iii) pre-approving the professional services provided by the independent registered public accounting firm, (iv) reviewing the scope of the annual audit and reports and recommendations submitted by the independent registered public accounting firm, and (v) reviewing our financial reporting and accounting policies, including any significant changes, with management and the independent registered public accounting firm. A copy of the charter was filed as Annex A to our proxy statement filed with the Securities and Exchange Commission on April 14, 2004. The charter was amended in May 2005 and is available on our website at www.viropharma.com. The current members of the audit committee are Mr. Dougherty (Chairman), Mr. Brooke and Mr. Leone, each of whom meets the definition of an “independent” director as set forth in the NASDAQ rules and the rules of the Securities and Exchange Commission. The board of directors has determined that Mr. Dougherty is an “audit committee financial expert,” as such term is defined in the rules of the Securities and Exchange Commission.

All of the independent directors currently serve on our nominating committee. The nominating committee was established and operates pursuant to resolutions approved by the entire board of directors in accordance with NASDAQ rules. The nominating committee’s responsibilities include (i) reviewing the composition and size of the board; (ii) reviewing and determining the eligibility criteria for board candidates; (iii) assessing the range of skills and expertise of candidates (in consultation with the Chairman of the board); and (iv) recommending candidates to the board for nomination. The resolutions governing the activities of the nominating committee was filed as Annex A to our proxy statement filed with the Securities and Exchange Commission on March 31, 2005 and are available on our website at www.viropharma.com.

Director Nominations

The board of directors seeks director candidates based upon a number of qualifications, including their independence, knowledge, judgment, character, leadership skills, education and experience. The board particularly emphasizes a candidate’s judgment, integrity, ethics, and his or her independence, entrepreneurial instincts, commitment to the company’s values and ability to work as a member of a team. The candidate’s background should include pharmaceutical related clinical or commercial experience, experience in business development, exposure to reimbursement issues and hospital settings or experiences in finance related areas. The board does not generally rely upon third-party search firms to identify board candidates. Instead, the board relies on recommendations from a wide variety of its business contacts, including current executive officers, directors and stockholders, as a source for potential board candidates. The board of directors evaluates the above criteria as well as the current composition of the board of directors and the need for audit committee expertise. The board of directors then nominates the candidates that it believes best suit our needs.

The board of directors will consider stockholder recommendations for directors sent to the General Counsel and Secretary, ViroPharma Incorporated, 397 Eagleview Boulevard, Exton, Pennsylvania 19341. Stockholder recommendations for directors should include (i) the name and address of the stockholder recommending the person to be nominated, (ii) a representation that the stockholder is a holder of record of our common stock, including the number of shares held and the period of holding, (iii) a description of all arrangements or understandings between the stockholder and the recommended nominee, (iv) such other information regarding the recommended nominee as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended and (v) the consent of the recommended nominee to serve as a director of ours if so elected. Stockholders’ nominees that comply with these procedures will receive the same consideration that other nominees receive.

Compensation of Directors

Directors that are non-executive officers of ours, and directors that are not affiliated with a person or entity that has been granted a contractual right to appoint a director to the board of directors, receive a cash retainer of $7,500 annually. These directors receive $1,500 for each board meeting, and $1,000 ($1,500 for committee chairs) for each committee meeting that they attend, plus travel expenses. These directors also receive an option grant to purchase 25,000 shares, vesting in equal increments over 3 years, upon their initial election to the board and option grants annually to purchase 10,000 shares of our common stock that vest one year after the date of grant. In January 2006 and May 2006, Mr. Leone and Mr. Pien received an option grant to purchase 25,000 shares of our commons stock upon their respective elections to the Board. In February 2006, each of our directors other than Mr. de Rosen and Mr. Pien received the annual option grants to purchase 10,000 shares of our common stock. In May 2006, Mr. Pien received an option grant to purchase 7,500 shares of common stock which represents a pro rata portion of the annual option grant.

Each of our directors and officers are parties to an indemnification agreement with us. Under these agreements, our directors and officers will be indemnified against liabilities and expenses incurred in connection with their services to us to the fullest extent permitted by Delaware law. These indemnification rights are subject to each director and officer meeting the applicable standard of care and to a determination to indemnify by a majority of disinterested directors or by independent counsel.

DIRECTOR SUMMARY COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(3)	Option Awards ($)(4)(5)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and NQDC Earnings ($)	All Other Compensation ($)	Total ($)
Frank Baldino (1)	$2,500	$45,715	—	—	—	$48,215

Paul Brooke	$22,000	$143,741	—	—	—	$165,741

William Claypool	$20,000	$157,483	—	—	—	$177,483

Michael Dougherty	$24,000	$158,855	—	—	—	$182,855

Robert J. Glaser	$21,000	$143,741	—	—	—	$164,741

John Leone	$22,000	$273,165	—	—	—	$295,165

Howard Pien (2)	$11,250	$83,207	—	—	—	$94,457

(1)	Dr. Baldino retired from the board effective May 19, 2006.
(2)	Mr. Pien joined the board on May 19, 2006.
(3)	Consists of a cash retainer of $7,500 annually plus $1,500 for each board meeting, and $1,000 ($1,500 for committee chairs) for each committee meeting that is attended.
(4)	On February 20, 2006, each of the non-employee directors, with the exception of Mr. Pien, received a grant of stock options to purchase 10,000 shares of our common stock at an exercise price of $20.15 per share, which vest one year after the date of grant. Mr. Leone received an initial grant of stock options on January 19, 2006 to purchase 25,000 shares of our common stock at an exercise price of $20.43 per share, which will vest ratably over three years on each anniversary of the grant date. Mr. Pien received an initial grant of stock options on May 23, 2006 to purchase 25,000 shares of our common stock at an exercise price of $9.29 per share, which will vest ratably over three years on each anniversary of the grant date. On May 23, 2006, Mr. Pien received a grant of stock options to purchase 7,500 shares of our common stock at an exercise price of $9.29 per share, which vest on February 20, 2007, which represents a pro rata portion of the annual option grant.
(5)	For each non-employee director, the amount shown consists of the equity compensation expense calculated under SFAS 123R. For Dr. Claypool and Mr. Dougherty, the amounts also include equity compensation expense related to stock option awards received in 2003 and 2004, respectively, upon their first election or appointment to the board. These awards vest ratably over three years on each anniversary of the grant date. See Note 12 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the assumptions used in the SFAS 123R calculation. The fair value of each annual option award granted to directors in 2006 was $158,316, as calculated under SFAS 123R, with the exceptions of Mr. Leone’s January 2006 grant for whom the amount was $433,870 and Mr. Pien’s May grants which were $187,252 related to the initial grant and $54,659 related to the pro rata portion of the annual grant.

At fiscal year ended December 31, 2006, the aggregate number of stock options outstanding for each director was as follows: Dr. Baldino 0; Mr. Brooke 75,000; Dr. Claypool 65,000; Mr. Dougherty 65,000; Mr. Glaser 65,000; Mr. Leone 35,000; and Mr. Pien 32,500.

Code of Business Conduct and Ethics

We adopted a Code of Business Conduct and Ethics applicable to our principal executive officer and principal financial and accounting officer and persons performing similar functions. In addition, the Code of Business Conduct and Ethics applies to our employees, officers, directors, agents and representatives. Our Code of Business Conduct and Ethics is intended to comply with the rules of the Securities and Exchange Commission and NASDAQ rules. The Code of Business Conduct and Ethics was filed with the Securities and Exchange Commission as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2003 and is available on our website at www.viropharma.com.

PROPOSAL 1

ELECTION OF CLASS II DIRECTORS

Our board of directors currently consists of seven (7) directors. The board consists of three classes of directors, with each director serving a three-year term. Each year, one class of directors comes up for election. At the annual meeting, stockholders will vote on the election of two (2) Class II directors. The Class II directors elected at the annual meeting of stockholders will serve until the 2010 annual meeting of stockholders and until each such director’s successor has been elected and qualified, except if the director resigns, is removed or dies before such time.

The Class II nominees for election to the board of directors at the annual meeting are Michel de Rosen and Dr. William D. Claypool. The Class III members presently are Howard H. Pien and John R. Leone. Class I members presently are Paul A. Brooke, Robert J. Glaser and Michael R. Dougherty.

The affirmative vote of a plurality of shares of the common stock present or represented by proxy at the annual meeting and entitled to vote is required for the election of each of Mr. de Rosen and Dr. Claypool. If any of these nominees should become unable or unwilling to accept nomination or election, a circumstance which we do not expect, the proxy holders intend to vote for any alternate nominees designated by the board of directors or, in the discretion of the board, the position(s) may be left vacant.

Described below is certain information regarding each director, including the nominees. Each of the members of the board of directors, including the director nominees, is independent under NASDAQ rules other than Mr. de Rosen who is our Chief Executive Officer. The Class II director nominees were recommended by the unanimous vote of the independent directors and nominated by the unanimous vote of the entire board of directors.

Class II—Nominees with Terms Continuing until 2010

Michel de Rosen. Mr. de Rosen has served as the Chairman of our board of directors since September 2002, as President and Chief Executive Officer since August 2000, and as a director since May 2000. From 1993 to 1999, Mr. de Rosen held several key positions in Rhone-Poulenc Pharma and Rhone-Poulenc Rorer (now Sanofi Aventis), including Chief Executive Officer from 1995 until 1999, and Chairman and Chief Executive Officer from 1996 to 1999. Mr. de Rosen began his career at the French Ministry of Finance and subsequently served in several leading government positions. Mr. de Rosen also served in various executive roles in industry prior to 1993. Mr. de Rosen also is a director of ABB Ltd. Mr. de Rosen is 56 years of age.

William D. Claypool, M.D. Dr. Claypool has served as one of our directors since December 2003. Dr. Claypool serves as Chief Executive Officer and Chairman of the Board of Phoenix Data Systems, Inc. Dr. Claypool has been at Phoenix Data Systems since June 2001. From January 2001 to June 2001, he served as President and CEO of The GI Company. From 1991 to 2001 Dr. Claypool held a number of management positions with SmithKline Beecham Pharmaceuticals, serving from November 1998 to December 2000 as Senior Vice President and Director of Worldwide Clinical Development and Medical Affairs. Dr. Claypool is 56 years of age.

Class III—Director with Term Continuing until 2008

John R. Leone. Mr. Leone has served as one of our directors since January 2006. Mr. Leone joined Paul Capital Partners as a Partner in April 2007. From August 2004 to December 2005, Mr. Leone was President, Chief Executive Officer and member of the board of directors of Cambrex Corporation. From 2000 to 2004, Mr. Leone was Senior Vice President and Chief Operating Officer for U.S. commercial operations of Aventis Pharmaceuticals. Prior to 2000, Mr. Leone held a variety of senior positions at Rhone-Poulenc Rorer, American Home Products Corporation and Pfizer. Mr. Leone is 59 years of age.

Howard H. Pien. Mr. Pien has served as one of our directors since January 2004. Mr. Pien served as the President and Chief Executive Officer and a Director of Chiron from April 2003 until Chiron’s merger with Novartis in April 2006. Mr. Pien was elected Chairman of the Board of Directors of Chiron in May 2004. He joined Chiron from GlaxoSmithKline, where he held roles of increasing responsibility for the commercial operations of the company’s worldwide pharmaceuticals business, culminating in his tenure as President, Pharmaceuticals International from December 2000 to March 2003. Mr. Pien previously held key positions in SmithKline Beecham’s pharmaceuticals business in the United States, the United Kingdom, and North Asia, culminating in his tenure as President, Pharmaceuticals-North America. Prior to joining SmithKline Beecham, he worked six years for Abbott Laboratories and five years for Merck & Co., in positions of sales, marketing research licensing and product management. Mr. Pien previously served as a director of ViroPharma Incorporated from 1998 to 2003, and currently serves as a director of Immunogen, a biotechnology Company, and Oakland Children’s Hospital.

Class I—Directors with Terms Continuing until 2009

Paul A. Brooke. Mr. Brooke has served as one of our directors since February 2001. Mr. Brooke has been Chairman and Chief Executive Officer of Ithaka Acquisition Corp. since its inception in April 2005. Since June 2000, Mr. Brooke has been the managing member of PMSV Holdings LLC, a venture partner of MPM Capital and a senior advisor of Morgan Stanley & Co. He was a managing director at Tiger Management LLC from April 1999 to May 2000. Mr. Brooke was a managing director at Morgan Stanley and was global head of healthcare research and strategy from March 1983 to April 1999. Mr. Brooke also is a director of WebMD.com, Incyte Corporation and Ithaka Acquisition Corp. Mr. Brooke is 61 years of age.

Robert J. Glaser. Mr. Glaser has served as one of our directors since August 1997. Mr. Glaser is Chief Marketing and Sales Officer of Medsn, a medical education and e-learning company. During 2004, Mr. Glaser was Executive Vice President of Sales and Marketing of Ancillary Care Management, a healthcare management company. During 2003, Mr. Glaser was Senior Vice President, Caliber Associates. From 2001 to 2002, Mr. Glaser was a consultant to the biotechnology and pharmaceutical industries. From 1998 to 2001, Mr. Glaser was President of the McKesson HBOC Pharmaceutical Services division of McKesson HBOC. He was President and Chief Operating Officer of Ostex International from 1996 to 1997. Mr. Glaser was Senior Vice President of Marketing for Merck U.S. Human Health from 1994 to 1996, Vice President of Marketing from 1993 to 1994 and Vice President of Merck’s Vaccine Division from 1991 to 1993. Mr. Glaser is 55 years of age.

Michael R. Dougherty. Mr. Dougherty has served as one of our directors since January 2004. Mr. Dougherty currently is Chief Executive Officer of Adolor Corporation, a biopharmaceutical company committed to the development of novel analgesics and other related therapeutics. Mr. Dougherty joined Adolor in November 2002 as its Senior Vice President of Commercial Operations and served as Chief Financial Officer from 2003 to 2005. From November 2000 to November 2002, Mr. Dougherty was President and Chief Operating Officer of Genomics Collaborative, Inc., a privately held functional genomics company. Prior to 2000, he served in a variety of senior positions at Magainin Pharmaceuticals, Inc. (now known as Genaera Corporation), including, from August 1998 to November 2000, President and Chief Executive Officer. Mr. Dougherty is 49 years of age.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES FOR THE CLASS II DIRECTORS AS DESCRIBED IN PROPOSAL NO. 1 ABOVE.

PROPOSAL 2

AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE BY US

Our board of directors has unanimously approved an amendment to our amended and restated certificate of incorporation which would increase the authorized number of shares of common stock, par value $0.002 per share, by 75,000,000 shares from 100,000,000 shares to 175,000,000 shares, subject to stockholder approval. The authorized number of shares of our preferred stock would remain 5,000,000 shares. Accordingly, the aggregate number of shares of capital stock, including both common stock and preferred stock, that would be authorized for issuance after giving effect to the proposed amendment would increase from 105,000,000 shares to 180,000,000 shares.

As noted above, as of April 27, 2007 there were 69,792,022 shares of our common stock outstanding. In addition, as of that date, approximately 30,173,387 shares of common stock were reserved for issuance upon (i) the exercise of outstanding stock options, (ii) issuance of options under our stock incentive plans and (iii) for issuance upon conversion of our outstanding convertible senior notes and warrants. No shares of our preferred stock are issued or outstanding however, we have 200,000 shares of series A junior convertible preferred stock that have been reserved for issuance under our Stockholders Rights Plan. No change to our preferred stock authorization will be made.

The additional common stock to be authorized by adoption of the proposed amendment to our amended and restated certificate of incorporation would have rights identical to our currently outstanding common stock. The proposed increase in the number of shares of common stock will not change the number of shares of stock outstanding; nor will it have any immediate dilutive effect or change the rights of current holders of our common stock. However, to the extent that the additional authorized shares are issued in the future, they may decrease the percentage equity ownership of existing stockholders and, depending on the price at which they are issued, may dilute earnings and book value on a per share basis. Our stockholders have no preemptive rights to subscribe for additional shares of common stock when issued, which means that current stockholders do not have a prior right to purchase any newly-issued shares in order to maintain their proportionate ownership of our common stock.

The proposed increase in the number of shares of common stock is not intended to inhibit a change in control. The board of directors is aware, however, that under certain circumstances the issuance of common stock could discourage, or make more difficult, efforts to obtain control of us. The board of directors is not aware of any pending or threatened efforts to acquire control of us and is not recommending this proposal as part of an anti-takeover strategy.

The proposed increase in the number of shares of our authorized common stock will provide us with the ability to issue common stock for a variety of corporate purposes and ensure that shares will be available, if needed, for issuance in connection with stock splits or other recapitalizations, acquisitions or other business development efforts, equity financings and grants of stock options, and with respect to the establishment of reserves for uses including employee incentive programs or other corporate purposes. However, we review and evaluate potential capital raising activities, transactions and other corporate actions on an ongoing basis to determine if such actions would be in the best interests of company and our stockholders. Our board of directors believes that the availability of the additional shares for such purposes without delay would be beneficial to us.

Except for shares issuable upon the exercise of stock options, the conversion of the convertible senior notes and the exercise of the warrants which are currently outstanding, we do not have any present plan, understanding, arrangement, commitment or agreement regarding the issuance of our common stock. No further action or authorization by our stockholders would be necessary prior to the issuance of the additional shares of common stock unless required by applicable law or regulatory agencies or by the rules of any stock exchange on which our securities may then be listed. If the proposal is approved, it will become effective upon filing a certificate of amendment to our amended and restated certificate of incorporation with the Secretary of State of the State of Delaware.

If this proposal is approved, a Certificate of Amendment will be filed with the Secretary of State of the State of Delaware amending our amended and restated certificate of incorporation by amending and restating Article FOURTH in its entirety to state the following:

“FOURTH: A. The Corporation is authorized to issue two (2) classes of capital stock, to be designated, respectively, Preferred Stock (“Preferred Stock”) and Common Stock (“Common Stock”). The total number of shares of capital stock which the Corporation is authorized to issue is One Hundred Eighty Million (180,000,000). The total number of shares of Common Stock which the Corporation shall have the authority to issue is One Hundred Seventy Five Million (175,000,000). The total number of shares of Preferred Stock which the Corporation shall have the authority to issue is Five Million (5,000,000). The Preferred Stock shall have a par value of $.001 per share, and the Common Stock shall have a par value of $0.002 per share.”

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO AMEND OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK AS DESCRIBED IN PROPOSAL NO. 2 ABOVE.

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Compensation

The company’s primary objectives with respect to executive compensation are to provide compensation designed to attract, motivate and retain executives of outstanding ability and potential, to tie annual and long-term cash and stock incentives to achievement of measurable performance objectives and to align the interests of executive officers with the interests of our stockholders. We seek to provide incentives for superior individual performance by paying competitive compensation, and to base a significant portion of compensation upon the company’s and the employee’s performance. We believe that our stockholders are best served when we can attract and retain talented executives by providing compensation packages that are competitive but fair.

Process

The compensation committee of our board of directors is responsible for determining the compensation of our Chief Executive Officer. The compensation committee also determines the appropriate compensation of our other executive officers, taking into account the recommendation of our Chief Executive Officer, including the named executive officers included in the Summary Compensation Table on page 19. The compensation committee is primarily responsible for overseeing our incentive compensation plans and equity-based plans, under which stock option grants have been made to employees, including the named executive officers, as well as non-employee directors.

The compensation committee consists of two non-employee directors, each of whom is “independent” under NASDAQ rules and a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an “Outside Director” as defined under the treasury regulations promulgated under Section 162(m) of the Internal Revenue Code. The Report of the Compensation Committee is set forth on page 18 of this proxy statement.

Role of Consultants

In furtherance of our compensation objectives, the company engaged CBIZ Human Capital Services to conduct an annual review of our total compensation program for our Chief Executive Officer as well as for other key executives, including all of our named executive officers. The consultant works with both the compensation committee and management to provide information and guidance regarding emerging market practices, trends and changes in regulatory environment and to provide an independent point of view regarding compensation proposals. Our consultant provided both published salary surveys to obtain market pay data as well as data from a peer group.

Survey Data

The salary surveys utilized detail compensation for positions within the labor markets in which we hire our executive staff. Published survey sources utilized in the analyses included:

•	Economic Research Institute (ERI)—Consultant’s Compensation Assessor—a compensation database that combines over 1,500 published survey resources; and

•	Watson Wyatt—Top Management Comp Calculator and Survey Report on Top Management Compensation.

Peer Group Data

The compensation committee also considered publicly available compensation data provided by our compensation consultant from similarly situated organizations in our industry. The factors used to identify the peer group included our size relative to the peer group companies as compared by objective scope measures such as revenues, operating profit, headcount, and market capitalization. We believe that consideration of these additional comparison factors helps us determine the competitiveness of our total compensation practices and levels compared to the market. The peers considered were as follows:

Adams Respiratory Therapeutics, Inc.	Cubist Pharmaceuticals, Inc.	New River Pharmaceuticals Inc.
Bentley Pharmaceuticals, Inc.	CV Therapeutics, Inc.	Salix Pharmaceuticals, Ltd.
Bradley Pharmaceuticals, Inc.	Idenix Pharmaceuticals, Inc.	Sciele Pharma, Inc.
Cephalon, Inc.	Medicines Co.	Theravance, Inc.
CNS, Inc.	MGI Pharma, Inc.	Vertex Pharmaceuticals Inc.
Connetics Corp.	Momenta Pharmaceuticals, Inc.

It is the intent of the compensation committee that the base salary be set near the median range of the data and targeted annual incentive level and the target long-term incentive award values be set slightly above the median range of the survey and peer group data. The compensation committee reviews information provided by the compensation consultant to determine the appropriate levels and mix of incentive compensation.

Elements of Compensation

The compensation committee has adopted a mix among the compensation elements in order to further our compensation goals. The elements include:

•	Base salary;

•	Variable compensation consisting of a cash bonus based upon individual and corporate performance; and

•	Stock option grants with exercise prices set at the fair market value at the time of grant.

The compensation committee believes this combination of elements provides reasonable fixed compensation on which our executives can rely, while providing both short-term and long-term performance incentives.

Base Salary. Base salaries for our employees are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Generally, we believe that employee base salaries should be targeted near the median of the range of salaries for employees in similar positions with similar responsibilities at comparable companies. Base salaries are reviewed annually, in the first quarter of each year. Increases in annual base salaries for the following year are designed, in part, to maintain competitive compensation, and to motivate the executive to achieve the business objectives in the coming year. Base salaries are evaluated on an annual basis to recognize expanded responsibilities as we experience growth and internal change.

Specifically, the compensation committee set the 2006 base salary of our Chief Executive Officer at $375,000, an increase from his 2005 base salary of approximately 4.7%. Base salaries for our other named executive officers ranged from $317,000 to $210,000, with the largest increase in base salary resulting from a change in position with us.

Variable Cash Bonus. We have a Cash Bonus Plan covering each of our employees, including the named executive officers. Each employee is assigned a target payout, expressed as a percentage of his or her base salary for the year, which varies by the employee’s role with us. Our Chief Executive Officer and our other named executive officers are eligible to receive a target bonus of 50% of their base salary. We believe that the variable cash bonus opportunity should be set between 50% and 75% of the value of cash bonuses to executives at comparable companies, while the actual amount of any cash bonus will be determined by our performance and the performance of the individual.

The Cash Bonus Plan consists of two factors: Company and Individual. Each of these factors is itself separately weighted. The company factor represents the degree to which we achieved our overall corporate goals in a given year. Each employee is given an individual factor by his or her supervisor to reflect the employee’s performance against his or her goals for the year. For the named executive officers, including our Chief Executive Officer, the company factor receives the highest weighting (70%) in order to ensure that the bonus system for our management team is closely tied to our performance. The total of all weighted factors will total 100%. Each factor can be assigned a value of up to 125% for maximum performance. Thus, depending on our performance and the individual employee, he or she could receive up to 125% of the target bonus.

An employee’s target bonus percentage is multiplied by the sum of the company factor and the employee’s individual factor. The result of that calculation is then multiplied by the employee’s target bonus percentage to determine the actual bonus paid. Bonuses, if any, are paid during the first quarter of the year immediately following the year of measurement.

The elements that the compensation committee established as our overall corporate goals in 2006 included a variety of clinical objectives, commercial and financial performance oriented metrics, as well as business development and compliance targets. The clinical development objectives included targets in both our CMV and HCV programs related to achieving milestones in the development of our drug candidates such as the degree to which we were able to complete development plans, commence clinical trials, achieve enrollment, submit regulatory filings and the nature of data received from such clinical trials. The commercial metrics included net sales targets and product contribution targets. The financial goals included net income and operating cash flow targets. During 2006, we advanced our clinical pipeline by moving our product candidates, maribavir and HCV-796, forward into clinical trials and grew Vancocin revenues. The compensation committee also evaluated other indications of performance in making compensation decisions as well, such as our progress in obtaining rights to drug candidates and ensuring compliance with applicable laws.

In January 2007, the compensation committee considered the bonus compensation for 2006 performance and 2007 compensation matters. Specifically, the compensation committee observed that important progress was made in the advancement of our clinical development pipeline. We achieved positive phase 2 data from a clinical trial with maribavir in stem cell transplant patients, developed a phase 3 clinical trial plan for maribavir, and initiated a phase 3 clinical trial of maribavir in stem cell transplant patients. We, along with our collaborators at Wyeth, also began dosing in a phase 2 study in which the safety and antiviral activity of HCV-796 are being evaluated in combination with pegylated interferon and ribavirin and began to evaluate HCV-796 in combination with other antiviral agents. The compensation committee also considered the growth of Vancocin revenues and achievement of public guidance provided with respect to the performance of Vancocin and our operating income as well as the continued strong operating cash flow. Finally, the compensation committee also considered our efforts in evaluating a number of potential in-licensing and acquisition opportunities and continued compliance with applicable laws.

These accomplishments reflected the efforts of our employees, including members of our executive team, and were taken into account by the compensation committee in providing our executives with salary increases, equity grants and annual cash performance awards under our cash bonus program at 90% of our target. In making this determination, the compensation committee considered our progress against the predefined bonus program goals as well as our additional accomplishments during 2006 as described above. Mr. de Rosen received a bonus for 2006 in the amount of $171,563. The compensation committee also authorized the payment of bonuses to the other named executive officers who were employees for all of 2006 which ranged from $147,000 to $132,000, as well as to all other employees. The full board ratified the compensation committee’s salary and bonus determinations for Mr. de Rosen and the other named executive officers.

Stock Options.

We believe that long-term performance is achieved through an ownership culture through the use of stock and stock-based awards that encourages performance by our executive officers. Our stock incentive plans, consisting of our 1995 Stock Option and Restricted Share Plan, 2001 Equity Incentive Plan and 2005 Stock Option and Restricted Share Plan, have been established to provide our employees, including our executive officers, with incentives to help align their interests with the interests of stockholders.

We expect to continue to use stock options as a component of our long-term incentive vehicle because:

•

Stock options align the interests of executives with those of the stockholders, support a pay-for-performance culture, foster employee stock ownership, and focus the management team on increasing value for the shareholders.

•	Stock options are performance based. All the value received by the recipient of a stock option is based on the growth of the stock price.

Stock options help to provide a balance to the overall executive compensation program as base salary and our discretionary annual bonus program focus on short-term compensation, while the vesting of stock options increases shareholder value over the longer term. The vesting period of stock options encourages employee retention and the preservation of stockholder value. We have not adopted stock ownership guidelines and our stock incentive plans have provided the principal method, other than through our employee stock purchase plan and open market purchases, for our executive officers to acquire equity in us.

Our compensation committee oversees the administration of our stock option plans. Generally, stock options are granted to all employees at the commencement of employment and twice annually, which practice was followed in 2006. Our stock incentive plans authorize us to grant options to purchase shares of common stock to our employees, directors and consultants. Stock options granted by us have an exercise price equal to the fair market value of our common stock on the day of grant, typically vest over a four-year period with 25% vesting on each twelve month anniversary of the employment commencement date, subject to continued employment, and generally expire ten years after the date of grant. Fair market value is defined to be the closing sale price of a share of our common stock on the date of grant as reported on the NASDAQ Stock Market. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended, or Internal Revenue Code.

We believe that it is appropriate that annual option awards be made at a time when material information regarding our performance for the current fiscal year has been publicly disclosed. We do not otherwise have any program, plan or practice to time annual option grants to our executives in coordination with the release of material non-public information. While we have historically made option grants twice annually, the compensation committee retains the discretion to make additional awards to employees, including named executive officers, at other times, in connection with the initial hiring of a new officer, for retention purposes or otherwise.

In determining the number of stock options to be granted to executives, we take into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value and the individual’s historic and recent performance and the value of stock options in relation to other elements of the individual executive’s total compensation.

In January 2006, the compensation committee awarded Mr. de Rosen options to purchase 80,000 shares of common stock at an exercise price of $19.73 and, in August 2006, options to purchase an additional 80,000 shares of common stock at an exercise price of $8.71. For each of the other named executive officers, in January 2006, the compensation committee awarded options to purchase 50,000 to 60,000 shares of common stock at an exercise price of $19.73 and, in August 2006, options to purchase an additional 40,000 to 60,000 shares of common stock at an exercise price of $8.71. Mr. Soland received an initial award of options to purchase 100,000 shares of common stock at an exercise price of $12.83 upon joining us as Vice President and Chief Commercial Officer in November 2006.

Other Compensation. We provide the following benefits to our executive officers generally on the same basis as the benefits provided to all employees:

•	Health, vision and dental insurance;

•	Life insurance;

•	Disability insurance;

•	401(k) with company match; and

•	Employee stock purchase plan providing for the opportunity to purchase our common stock at a discount to market price.

We believe that these benefits are consistent with those offered by other companies, specifically those with whom we compete for employees. Occasionally, certain executives separately negotiate other benefits in addition to the benefits described above, such as reimbursement of relocation expenses.

2007 Direct Compensation Actions for Our Chief Executive Officer and other Named Executive Officers

We do not have employment agreements with any of our executive officers. Base salaries for each of our executive officers are reviewed and approved on at least an annual basis by the compensation committee and ratified by the board of directors. As of April 1, 2007, the following 2007 compensation actions have been made:

	Base Salary		Cash Bonus Target	Equity Awards
Name	2007 Salary	% Change	2007 Target	Stock Options
Michel de Rosen	$392,000	4.5%	50%	75,000

Colin Broom	$327,000	3.2%	50%	40,000

Vincent Milano	$315,000	5.0%	50%	55,000

Thomas Doyle	$290,000	5.5%	50%	40,000

Daniel Soland	$260,000	*	50%	40,000

*	Mr. Soland joined the company in November 2006 and received no increase in his base salary for 2007.

Tax and Accounting Considerations for Executive Compensation.

The compensation paid to our executives is generally subject to taxation at ordinary rates and no particular attempt is made to alter that result. We do, however, attempt to structure our arrangements so that our executives are not subject to tax penalties (such as additional taxes arising under Section 409A of the Internal Revenue Code), although our efforts in this regard have not materially affected the terms of our compensation arrangements.

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies a federal income tax deduction for certain compensation exceeding $1,000,000 paid to the Chief Executive Officer or any of the other named executive officers, excluding, among other things, certain performance-based compensation. Through December 31, 2006, this provision has not affected our tax deductions, and the company believes that, at the present time, it is unlikely, although possible, that the compensation paid to any of our employees in a taxable year which is subject to the deduction limit will exceed $1,000,000. The compensation committee has not purposefully altered its compensation approach to conform to the requirements of available Section 162(m) exemptions, although historically, all awards made under our equity compensation plans were structured and administered in a manner intended to comply with the performance-based exception to Section 162(m). The compensation committee intends to continue to evaluate the effects of the statute and any applicable regulations in the future to ensure that the application of the statute and these regulations are consistent with our best interests.

Effective January 1, 2006, we include the accounting impact of equity awards as required under FAS 123R in our financial statements. The non-cash accounting charge for equity compensation has not been a primary factor considered in determining the size of individual awards or the equity awards granted to employees, consultants and directors company-wide. We endeavor to design our equity incentive awards conventionally, so that they are accounted for under standard governing equity-based arrangements and, more specifically, so that they are afforded fixed treatment under those standards. We have not, however, materially altered the design of our awards as a result of recent changes to the standard for accounting for equity-based compensation. We will continue to carefully quantify and monitor the non-cash accounting expense of our equity programs.

Change of Control Agreements, Severance Agreement and Severance Plan

We do not have employment agreements with our executive officers, however, we have entered into a severance agreement with our Chief Executive Officer and change of control agreements with our other executive officers.

The severance agreement with our Chief Executive Officer provides for payments and other benefits we will pay Mr. de Rosen, in the event he is terminated “without cause” or if he resigns for “good reason” as these terms are defined in the severance agreement. The change of control agreements also provide for payments and other benefits upon a qualifying event or circumstances after there has been a “change of control”, as defined in the agreements. The compensation committee reviews and approves the terms of each executive severance or change of control agreement prior to execution and believes that the terms contained in these agreements are reasonable and customary for agreements of this type. Additional information regarding these agreements, including a definition of key terms and a quantification of benefits that would have been received by our executive officers had termination occurred on December 31, 2006, is found under the heading “2006 Potential Payments upon Termination or Change in Control” on page 22 of this proxy statement.

The compensation committee believes that the severance and change of control arrangements are an important part of overall compensation for our executive officers. The compensation committee believes that these agreements will help to secure the continued employment and dedication of our executive officers, notwithstanding any concern that they might have at such time regarding their own continued employment, prior to or following a Change of Control. The compensation committee also believes that these agreements are important as a recruitment and retention device, as most of the companies with which we compete for executive talent have similar agreements in place for their executive officers.

On September 15, 2006, we accepted the resignation of Joshua Tarnoff as our Vice President, Chief Commercial Officer. In connection with this matter, we and Mr. Tarnoff entered into a Separation Agreement, providing for compensation and benefits including (i) $105,000 payable in installments in accordance with our standard payroll schedule, which is equal to one half (0.5) times Mr. Tarnoff’s current annual base salary (or 6 months thereof); (ii) medical coverage continuation for Mr. Tarnoff, his spouse and dependents for twelve months; (iii) payment of up to $10,000 to cover the costs of outplacement assistance services; and (iv) acceleration of the vesting of options to purchase 30,000 shares of our common stock, par value $0.002 per share, at an exercise price of $2.44, granted pursuant to the terms of his Incentive Stock Option Agreement dated August 25, 2004. In consideration of such benefits, Mr. Tarnoff agreed pursuant to the terms of the Separation Agreement to release us from all claims, demands and causes of action related to his employment with us.

Our equity incentive plans under which we have issued equity awards to our employees provide for accelerated vesting of stock under certain circumstances in connection with a change of control of us. If a change of control occurs and the equity incentive plan is not continued by a successor corporation, all unvested options become vested for employees who have been employed by us for at least two years, and 50% of such unvested options become vested for employees with less than two years of service.

If a change of control occurs and our plan is continued by a successor corporation, or if our participants receive equivalent, substituted stock options or restricted shares in a successor corporation, then if the participant is not offered substantially equivalent employment with the successor corporation, all unvested options become vested for employees who have been employed by us for at least two years, and 50% of such unvested options become vested for employees with less than two years of service.

If any participant is offered substantially equivalent employment with the successor corporation, both in terms of duties and compensation, then his or her options will not be subject to accelerated vesting and the restrictions on his or her restricted shares will not lapse. If that participant’s employment with the successor corporation is terminated during the six month period following the change of control, however, then any unvested options and restricted shares held as of the date of termination will be treated in the manner described above (i.e., all options will vest and the restrictions on all restricted shares will lapse if the participant was employed for at least two years; 50% of the options will vest and the restrictions on 50% of the restricted shares will lapse if the participant was employed for less than two years).

The following report of the compensation committee will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference. The following report shall not otherwise be deemed filed under such acts.

REPORT OF THE COMPENSATION COMMITTEE

The compensation committee of the board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on that review and discussions, the Compensation and Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

MEMBERS OF THE COMPENSATION COMMITTEE

Robert J. Glaser (Committee Chairman)
William D. Claypool, M.D.

April 16, 2006

EXECUTIVE COMPENSATION

The following table provides information on the compensation during the fiscal year ended December 31, 2006 of our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers as of the end of fiscal year, plus an additional individual who would have been among our three most highly compensated executive officers had he been serving in that capacity at the end of fiscal year 2006.

Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Valued and NQDC Earnings ($)	All Other Compensation ($)(3)		Total ($)
Michel de Rosen	2006	$375,000	—	—	$727,714	$171,562	—	$3,750		$1,278,066
Chief Executive Officer

Vincent J. Milano	2006	$300,000	—	—	$484,736	$139,500	—	$3,750		$927,986
VP, Chief Operating
Officer & Chief
Financial Officer

Colin Broom	2006	$317,000	—	—	$357,279	$147,277	—	$3,750		$825,306
VP, Chief Scientific
Officer

Thomas F. Doyle	2006	$275,000	—	—	$396,831	$132,000	—	$3,750		$807,581
VP, General Counsel

Daniel Soland(4)	2006	$30,000	—	—	$38,637	$13,950	—	$—		$82,587
VP, Chief Commercial
Officer

Joshua Tarnoff	2006	$157,468	—	—	$260,420	—	—	$56,150	(5)	$474,038
VP, Chief Commercial
Officer

(1)	The amounts shown in this column represent compensation expense recognized in 2006 related to (i) stock options granted to the named executive officers in 2006 and (ii) the portions of stock options granted in 2005, 2004, 2003 and 2002 that were expensed in 2006. The amounts shown were calculated in accordance with SFAS 123R, excluding the effect of certain forfeiture assumptions, and are based on a number of key assumptions described in the Note 12 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006. For information related to stock option awards made to the named executive officers in 2006, see the Grants of Plan-Based Awards table beginning on page 20 of this proxy statement. The amount of compensation, if any, actually realized by a named executive officer from the exercise and sale of vested stock options will depend on numerous factors, including the continued employment of the named executive officer during the vesting period of the award and the amount by which the stock price on the day of exercise and sale exceeds the stock option exercise price.
(2)	The amounts shown in this column constitute awards earned in 2006 under the 2006 Cash Bonus Plan; amounts earned were paid in February 2007. For a further discussion of these awards, see the Compensation Discussion and Analysis beginning on page 12 of this proxy statement.
(3)	Represents contributions made by us on behalf of such person to our 401(k) plan.
(4)	Mr. Soland joined the company in November 2006 and his cash bonus payment for 2006 was prorated to reflect the length of his employment during the year.
(5)	Mr. Tarnoff’s employment with the Company terminated in September 2006. Amount includes $52,468 paid in 2006 pursuant to the terms of a severance agreement and medical coverage continuation for Mr. Tarnoff, his spouse and dependents amounting to $3,682.

Base Salary and Incentive Plan Cash Bonus as a Proportion of Total Compensation

The following table sets forth the base salary and incentive plan cash bonus as a proportion of total compensation for each of the named executive officers in 2006:

	Base Salary plus Bonus	Total Compensation	Base Salary and Bonus as a Proportion of Total Compensation
Michel de Rosen	$546,562	$1,278,026	58.7%
Vincent J. Milano	$439,500	$927,986	60.3%
Colin Broom	$464,277	$825,306	69.8%
Thomas F. Doyle	$407,000	$807,581	66.9%
Daniel Soland	$43,950	$82,587	53.4%
Joshua Tarnoff	$157,468	$474,038	33.2%

Grants of Plan Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities of Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Michel de Rosen,	1/27/2006	—	$187,500	$234,375
Chief Executive	8/3/2006								80,000	$8.71	$563,808
Officer	1/17/2006								80,000	$19.73	$1,354,680

Vincent J. Milano,	1/27/2006	—	$150,000	$187,000
VP, CFO, COO &	8/3/2006								60,000	$8.71	$422,856
Treasurer	1/17/2006								60,000	$19.73	$1,016,010

Colin Broom,	1/27/2006	—	$158,000	$198,125
VP, Chief Scientific	8/3/2006								50,000	$8.71	$352,380
Officer	1/17/2006								40,000	$19.73	$677,340

Thomas F. Doyle,	1/27/2006	—	$137,500	$171,875
VP, General	8/3/2006								50,000	$8.71	$352,380
Counsel	1/17/2006								40,000	$19.73	$677,340

Daniel Soland,	1/27/2006	—	$130,000	$162,000
VP, Chief Commercial	11/6/2006								100,000	$12.83	$1,026,340
Officer

Joshua Tarnoff	1/27/2006	—	—	—
VP, Chief Commercial	8/3/2006								20,000	$8.71	$140,952
Officer	1/17/2006								40,000	$19.73	$677,340

(1)	Represents the range of possible payments under the Cash Bonus Plan. For 2006, the compensation committee granted awards to the named executive officers under the Cash Bonus Plan, all of which are reported as Non-Equity Incentive Plan Compensation in the 2006 Summary Compensation Table located on page 19 of this proxy statement.
(2)	Consists of stock options awarded during 2006 under our 2005 Stock Option and Restricted Share Plan. The stock option awards vest 25% on each of the first four anniversaries of the grant date. The stock options have a ten-year term and an exercise price equal to the closing market price of the our common stock on the date of grant.

Stock Option Grants: The stock options granted in fiscal year 2006 to the named executive officers have an exercise price equal to the fair market value of our common stock on the day of grant, vest over a four-year period with 25% vesting on each twelve month anniversary of the grant date, subject to continued employment, and expire ten years after the date of grant. Fair market value is defined to be the closing sale price of a share of our common stock on the date of grant as reported on the NASDAQ Stock Market. In determining the number of stock options to be granted to executives, our compensation committee takes into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value and the individual’s historic and recent performance and the value of stock options in relation to other elements of the individual executive’s total compensation.

Cash Bonus Plan Awards: During 2006, the compensation committee approved the awards under our Cash Bonus Plan, which provided our executive officers, including our Chief Executive Officer, with the opportunity to earn a cash incentive award if certain pre-established objectives were attained. For 2006, each of our executive officers, including our Chief Executive Officer earned a bonus amount that was below the target bonus levels established under the Cash Bonus Plan. The bonus amounts earned by our executive officers are reported as “Non-Equity Incentive Plan Compensation” in the 2006 Summary Compensation Table above.

Outstanding Equity Awards at Fiscal Year End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (#)
Michel de Rosen,	0	80,000		$8.71	8/3/2016
Chief Executive Officer	0	80,000		$19.73	1/17/2016
	20,000	60,000		$7.05	6/21/2015
	30,000	90,000		$3.14	1/21/2015
	100,000	100,000		$2.71	2/3/2014
	33,750	11,250		$2.09	7/22/2013
	60,000	0		$0.99	10/10/2012
	40,000	0		$3.93	4/16/2012
	20,000	0		$20.16	1/14/2012
	16,000	0		$29.37	7/24/2011
	20,000	0		$14.12	1/1/2011
	280,000	0		$21.12	8/21/2010
	20,000	0		$12.00	6/1/2010

Vincent J. Milano,	0	60,000		$8.71	8/3/2016
VP, Chief Operating	0	60,000		$19.73	1/17/2016
Officer & Chief	10,000	30,000		$7.05	6/21/2015
Financial Officer	15,000	45,000		$3.14	1/21/2015
	50,000	50,000		$3.55	1/15/2014
	22,500	7,500		$2.09	7/22/2013
	1	0		$0.99	10/10/1012
	20,000	0		$3.93	4/16/2012
	10,000	0		$20.16	1/16/2012
	8,000	0		$29.37	7/24/2011
	10,000	0		$14.12	1/1/2011
	21,000	0		$37.12	1/3/2010
	22,500	0		$11.62	1/15/2009
	12,000	0		$17.62	1/1/2008

Colin Broom,	0	50,000		$8.71	8/3/2016
VP, Chief Scientific	0	40,000		$19.73	1/17/2016
Officer	10,000	30,000		$7.05	6/21/2015
	15,000	45,000		$3.14	1/21/2015
	75,000	75,000		$1.84	5/10/2014

Thomas F. Doyle,	0	50,000		$8.71	8/3/2016
VP, General Counsel	0	40,000		$19.73	1/17/2016
	10,000	30,000		$7.05	6/21/2015
	15,000	45,000		$3.14	1/21/2015
	50,000	50,000		$3.55	1/15/2014
	22,500	7,500		$2.09	7/22/2013
	20,000	0		$3.93	4/16/2012
	10,000	0		$20.16	1/14/2012
	8,000	0		$29.37	7/24/2011
	10,000	0		$14.12	1/1/2011
	21,000	0		$37.12	1/3/2010
	22,500	0		$11.62	1/15/2009
	12,000	0		$17.62	1/1/2008

Daniel Soland,	0	100,000		$12.83	11/6/2016
VP, Chief Commercial
Officer

Joshua Tarnoff	—	—		—	—
VP, Chief Commercial
Officer

(1)	Option awards vest as follows:
(a)	Grants with expiration dates in the years 2008, 2009, 2010, 2011 and 2012 are fully vested.
(b)	All other grants vest one-fourth on the first anniversary of the date of grant, one-fourth on the second anniversary of the date of grant, one-fourth on the third anniversary of the date of grant and one-fourth on the fourth anniversary of the date of grant. Grants with expiration dates in 2013 are 75% vested, grants with expiration dates in 2014 are 50% vested, grants with expiration dates in 2015 are 25% vested and grants with expiration dates in years after 2015 have not vested at all.
(c)	All option awards have a term of 10 years.

Option Exercises and Stock Vested

	OPTION AWARDS		STOCK AWARDS
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michel de Rosen,	—	—	—	—
Chief Financial Officer

Vincent J. Milano,	—	—	—	—
VP, Chief Operating Officer & Chief
Financial Officer

Colin Broom,	—	—	—	—
VP, Chief Scientific Officer

Thomas F. Doyle,	7,000	$14,170.00	—	—
VP, General Counsel

Daniel Soland,	—	—	—	—
VP, Chief Commercial Officer

Joshua Tarnoff	80,000	$951,638	—	—
VP, Chief Commercial Officer

2006 Potential Payments Upon Termination Or Change In Control

Severance Agreement with our Chief Executive Officer

In August 2000, we entered into a severance agreement with Mr. de Rosen, our President and Chief Executive Officer. Provided that Mr. de Rosen agrees to release us from any obligations we may have incurred in connection with his employment with us, we will pay Mr. de Rosen, in the event he is terminated “without cause” or if he resigns for “good reason.” Mr. de Rosen will receive from us two years salary and benefits, as well any bonus amount which has been awarded to him but not yet paid, and a pro rata portion of the aggregate value of all contingent bonus awards to which Mr. de Rosen might otherwise have been entitled, if any.

For the purposes of Mr. de Rosen’s agreement, “for cause” means conviction of any felony, commission of any act of fraud or embezzlement, or his unauthorized use or disclosure of confidential information or trade secrets of ours or our subsidiaries. “Good reason” is defined to include: (i) a substantial adverse alteration in the nature or status of his responsibilities; (ii) a reduction by us of his annual base salary or failure to pay any compensation; (iii) relocation of our principal executive offices to a location more than 30 miles from our current location; or (iv) a reduction in benefits.

Any of the following situations would constitute a “change of control” under Mr. de Rosen’s severance agreement:

•	a dissolution or liquidation of us;

•	a sale or otherwise disposition of all or substantially all of our assets;

•	a merger or consolidation where more than fifty percent of the combined voting power of our outstanding securities is transferred;

•

the acquisition by any person or entity of the beneficial ownership of securities representing fifty percent or more of the combined voting power of our then outstanding voting securities unless certain procedures have occurred;

•

a change in the composition of our board of directors over a period of twelve months or less such that a majority of the board members ceases to be comprised of individuals who either (i) have been board members continuously since the beginning of such period, or (ii) have been elected or nominated for election as board members during such period by at least a 60% majority of the board members described in clause (i) who were still in office at the time such election or nomination was approved by the board.

Separation Agreement with Joshua Tarnoff, our former VP, Chief Commercial Officer

On September 15, 2006, we accepted the resignation of Joshua Tarnoff as our Vice President, Chief Commercial Officer. In connection with this matter, we and Mr. Tarnoff entered into a Separation Agreement, providing for compensation and benefits including (i) $105,000 payable in installments in accordance with our standard payroll schedule, which is equal to one half (0.5) times Mr. Tarnoff’s current annual base salary (or 6 months thereof); (ii) medical coverage continuation for Mr. Tarnoff, his spouse and dependents for twelve months; (iii) payment of up to $10,000 to cover the costs of outplacement assistance services; and (iv) acceleration of the vesting of options to purchase 30,000 shares of our common stock, par value $0.002 per share, at an exercise price of $2.44, granted pursuant to the terms of his Incentive Stock Option Agreement dated August 25, 2004. In consideration of such benefits, Mr. Tarnoff agreed pursuant to the terms of the Separation Agreement to release us from all claims, demands and causes of action related to his employment with us.

Agreements with other Named Executive Officers

We have entered into change of control agreements with a number of our employees, including each of our named executive officers and the other members of our management team other than Mr. de Rosen. If an employee that is parties to one of these agreements is terminated or resigns for good reason within twelve months after a change of control, then the employee will receive severance payments equal to his or her then current monthly base salary over a period that varies from 9 to 18 months. A “change in control” for purposes of these agreements is defined in the same manner as Mr. de Rosen’s severance agreement which is described above.

To be covered by the change of control agreements, a named executive officer must be either terminated “without cause” or resign for “good reason.” A termination of a named executive officer for “cause” would not trigger any liability to a named executive officer under the change in control agreement. “Cause” is when a named executive officer has engaged in any act of fraud, embezzlement, or any other serious criminal conduct that adversely affects the company committed intentionally by the employee in connection with employee’s employment or the performance of employee’s duties as an officer or director of the company or the employee’s conviction of, or plea of guilty or nolo contendere to, any felony.

For our named executive officers, a resignation for “Good Reason” includes: (i) a change in the employee’s role such that his or her authority, duties or responsibilities are not substantially equivalent to the employee’s authority, duties or responsibilities in effect immediately prior to such change; (ii) a change in the location of the facility at which employee is required to perform his or her duties is more than 50 miles from Exton, Pennsylvania, unless such new location does not increase the employee’s commuting time; (iii) a reduction of five percent (5%) or more in either of the employee’s base salary or the amount of the employee’s target bonus; or (iv) our failure to pay or make available any material payment or benefit due under the agreement or any other material breach by us of the agreement.

However, the above events or conditions will constitute Good Reason only if (i) such event or condition occurs during the period commencing on the date of a Change of Control and continuing for twelve consecutive months thereafter and (ii) the employee provides the company with written objection to the event or condition within 60 days following the occurrence thereof, the company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection and the employee resigns employee’s employment within 90 days following the expiration of that cure period.

Under these arrangements, because of their length of service with us, each of Mr. Milano and Mr. Doyle will receive severance payments over an 18-month period and Dr. Broom and Mr. Soland will receive severance payments over a twelve month period. We will pay the premiums that would otherwise be paid by the employee if the employee elected to receive continuation coverage under COBRA for a period that matches the employee’s severance period. In exchange for these benefits, the employee will release us from any obligations we may have incurred in connection with the employee’s employment with us.

In July 2002, we adopted the ViroPharma Incorporated Severance Pay Plan, which is intended to provide separation benefits to certain of our employees in the event that they are separated from employment involuntarily. The Severance Pay Plan is administered by the compensation committee of our board of directors. In general, any person who is regularly employed by us for thirty or more hours per week is eligible for salary continuation and COBRA continuation coverage in an amount that is determined by the administrator, in its sole discretion, prior to an employee’s separation from employment. In exchange for these benefits, the employee will release us from any obligations we may have incurred in connection with the employee’s employment with us.

The following table sets forth our lump-sum payment obligations under the Severance Agreement with Mr. de Rosen and the Change in Control Agreements with our other named executive officers under various scenarios. The table assumes termination on December 31, 2006 and payment of such termination obligations within a reasonable time thereafter.

	Termination without Cause or for Good Reason				Change in Control
Name	Salary and Bonus(1)	Health benefits(2)	Tax Gross-Up(3)	Total	Salary and Bonus(1)	Health benefits(2)	Stock Option Acceleration(4)	Tax Gross-Up(3)	Total
Michel de Rosen	$750,000	$63,768	—	$813,768	$750,000	$63,768	$2,953,988	$483,298	$4,251,054
Vincent J. Milano	—	—	—	—	$450,000	$45,305	$1,299,875	—	$1,795,180
Colin Broom	—	—	—	—	$317,000	$29,582	$1,829,200	—	$2,175,782
Thomas F. Doyle	—	—	—	—	$412,000	$45,305	$1,240,575	—	$1,697,880
Daniel Soland	—	—	—	—	$260,000	$29,582	$90,500	—	$380,082

(1)	For Termination “without Cause or for Good Reason” Mr. de Rosen will receive severance pay of two times base pay. Messrs. Milano, Doyle, Soland and Dr. Broom do not receive severance pay. For termination after or in connection with a change in control, Mr. de Rosen receives base pay for 24 months, Mr. Milano and Mr. Doyle for 18 months, Dr. Broom and Mr. Soland for 12 months.
(2)	Under the Severance Agreement with Mr. de Rosen and Change in Control Agreements with our other executives, medical, dental and disability coverage is provided to the named executive officer and his/her spouse and dependents for a certain period of time, depending on the nature of the named executive officer’s termination. We may, at our sole discretion, elect to pay the named executive officer cash in lieu of such coverage in an amount equal to the named executive officer’s after-tax cost of continuing such coverage, where such coverage may not be continued. For termination without cause, for good reason or in connection with a change in control, Mr. de Rosen will continue to receive medical and dental coverage for 24 months, Messrs. Milano and Doyle will continue to receive medical, dental and disability coverage for 18 months and Dr. Broom and Mr. Soland will continue to receive medical, dental and disability coverage for 12 months. Values reported in the table reflect the projected present value based on premium equivalent rates for continued medical, dental and disability coverage for the period specified for each NEO, assuming an annual discount rate of 4.65% and an estimated annual increase in health care costs of 10%.
(3)	Under his Severance Agreement, Mr. de Rosen is eligible to receive “gross-up” payments for any payments he receives in connection with a change in control that would cause Mr. de Rosen to incur excise taxes under Section 4999 of the Code, as well as any additional federal, state, local and excise tax resulting from such gross-up payments. Messrs. Milano, Doyle, Soland and Dr. Broom do not receive a “gross-up” payment. However, under the 2005 Stock Option and Retirement Share Plan, they can refuse to accept accelerated vesting of an award after consideration of the tax consequences.
(4)	Our employee stock option plans each contain change in control provisions regarding accelerated vesting of outstanding option grants and stock issuances. In the event of a change in control, all unvested options become vested for employees who have been employed by us for at least two years, and 50% of such unvested options become vested for employees with less than two years of service. For stock options, the dollar value is calculated for “in-the-money” options by multiplying the number of accelerated options by the difference of $14.64, the closing price of our common stock on December 29, 2006, and the option exercise price.

Relocation Expenses

In connection with his employment, we have agreed to reimburse Dr. Broom for the reasonable costs related to the relocation of his residence to Pennsylvania not to exceed $100,000 in the aggregate. Dr. Broom incurred $11,259 of relocation expenses in 2004 and $8,810 of relocation expenses in 2005 and $0 of relocation expenses in 2006.

Confidentiality and Inventions Agreements

We have entered into confidentiality and inventions agreements with each of our employees. The agreements provide that, among other things, all inventions, discoveries and ideas made or conceived by an employee during employment which are useful to us or related to our business or which were made or conceived with the use of our time, material, facilities or trade secret information, belong exclusively to us, without additional compensation to the employee. The agreements also have confidentiality provisions in favor of us and noncompetition provisions in favor of us during employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Compensation Committee are Mr. Glaser and Dr. Claypool. Neither of these individuals were at any time during fiscal year 2006 an officer or employee of ours or has any relationship that is required to be disclosed pursuant to the rules of the Securities and Exchange Commission. Furthermore, none of our executive officers serves on the board of directors or compensation committee of any entity that has an executive officer serving as a member of our board of directors or compensation committee.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN

CONTROL PERSONS

Transactions with Related Persons

Since January 1, 2006, there were not any transactions, nor are there currently any proposed transactions, in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

Review, Approval or Ratification of Transactions with Related Persons

The audit committee of our board of directors is responsible for reviewing and recommending action to the board of directors regarding potential material transactions with related persons, including any of our directors or executive officers, certain of our stockholders and their immediate family members. This obligation is set forth in writing in our Audit Committee Charter, a copy of which is available on our Internet website at www.viropharma.com.

To identify related party transactions, each year, we require our directors and officers to complete director and officer questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. We review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests or the interests of our stockholders. Our Code of Business Conduct and Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify our General Counsel.

We expect our directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which present a conflict between our interests or the interests of our stockholders and their own personal interests. Our directors, officers and employees are prohibited from taking any action that may make it difficult for them to perform their duties, responsibilities and services to us in an objective and fair manner.

A copy of our Code of Business Conduct and Ethics is available on our Internet website at www.viropharma.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of April 27, 2007, except as otherwise indicated in the relevant footnote, by (1) each person or group that we know beneficially owns more than 5% of our common stock, (2) each of our directors and the director nominees, (3) our Chief Executive Officer, and our four most highly compensated executive officers other than our Chief Executive Officer for the fiscal year ended December 31, 2006, collectively referred to in this proxy statement as the “named executive officers,” and (4) all current executive officers and directors as a group. Unless otherwise indicated, the address of each person identified below is c/o ViroPharma Incorporated, 397 Eagleview Boulevard, Exton, Pennsylvania 19341.

The percentages of beneficial ownership shown below are based on 69,792,022 shares of our common stock outstanding as of April 27, 2007, unless otherwise stated. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes those securities over which a person may exercise voting or investment power. In addition, shares of common stock which a person has the right to acquire upon the exercise of stock options or the exercise or conversion of other securities that are exercisable for or convertible into shares of our common stock within 60 days of April 27, 2007 are deemed outstanding for the purpose of computing the percentage ownership of that person, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated in the footnotes to this table or as affected by applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.

Beneficial Owner	# of Shares Beneficially Owned	% of Shares Beneficially Owned
5% Stockholders
Julian and Felix Baker(1)	9,201,459	13.2%
Royce & Associates, LLC(2)	3,903,000	5.6%
Barclays Global Investors(3)	3,862,320	5.5%

Directors and Executive Officers(4)
Michel de Rosen	1,109,030	1.6%
Vincent J. Milano	322,943	*
Thomas F. Doyle	303,682	*
Paul A. Brooke	235,000	*
Colin Broom, M.D.	191,242	*
Robert J. Glaser	88,860	*
William D. Claypool	90,000	*
Michael R. Dougherty	60,000	*
John R. Leone	20,333	*
Howard Pien	15,832	*
Daniel Soland	-0-	*
Joshua Tarnoff	1,500	*

All directors and executive officers as a group (12 persons)	2,438,422	3.5%

*	Represents less than 1% of the outstanding shares of our common stock.
(1)	As reflected in a Schedule 13G/A dated March 23, 2007 filed on behalf of Baker/Tisch Investments, L.P., Baker Bros. Investments, L.P., Baker Bros. Investments II, L.P., Baker brothers Life Sciences, L.P., Baker Biotech Fund I, L.P., 14159, L.P. and Messrs. Felix J. and Julian C. Baker (“Baker Brothers Investments”), each with an address at 667 Madison Avenue, New York, NY 10021. Felix J. and Julian C. Baker are Managing Members of the investment advisors of each of the entities listed above and share voting and dispositive power with respect to the shares held by each such entity and disclaim beneficial ownership of such shares in which they have no pecuniary interest.

(2)	As reflected in a Schedule 13G dated January 25, 2007 filed on behalf of Royce & Associates, LLC, with an address of 1414 Avenue of the Americas, New York, NY 10019.
(3)	As reflected in a Schedule 13G dated January 23, 2007 filed on behalf of Barclays Global Investors, NA (“BGI”), Barclays Global Fund Advisors (“BGFA”), Barclays Global Investors, LTD (“BGI LTD”) and Barclays Global Investors Japan Trust and Banking Company Limited (“BGI Japan”) with an address of 45 Fremont Street, San Francisco, CA 94105. BGI reported that it has sole voting power with respect to 1,990,959 shares and sole dispositive power with respect to 2,217,408 shares. BGFA reported that it has sole voting and dispositive power with respect to 1,644,912 shares. The Schedule 13G reported that BGI is a bank as defined in Section 3(a)(6) of the Act, and BGFA is an investment advisor to various investment companies. The shares reported for BGI and BGFA are held by them for the economic benefit of the beneficiaries of those accounts.
(4)	Includes the following shares of common stock issuable upon the exercise of stock options which are exercisable within 60 days of April 27, 2007:

Name	Shares Underlying Options
Michel de Rosen	759,750
Thomas F. Doyle	261,000
Vincent J. Milano	266,001
Robert J. Glaser	50,000
Paul A. Brooke	75,000
Colin Broom, M.D.	172,500
William D. Claypool, M.D.	60,000
Michael R. Dougherty	60,000
Joshua Tarnoff	0
John R. Leone	18,333
Howard Pien	15,832
Daniel Soland	-0-

The following report of the audit committee will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference. The following report shall not otherwise be deemed filed under such acts.

REPORT OF THE AUDIT COMMITTEE

The audit committee of the board of directors is comprised of three non-employee directors. The role of the audit committee is to assist the board of directors in its oversight of the Company’s financial reporting process. The board of directors, in its business judgment, has determined that all members of the committee are “independent,” as required by applicable listing standards of the Nasdaq National Market. The committee operates pursuant to a charter that was amended by the board of directors on May 20, 2005. As set forth in the charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and expressing an opinion based on their audits conducted in accordance with standards of the Public Company Accounting Oversight Board (United States).

The audit committee assists the board of directors in monitoring (a) the integrity of the Company’s financial statements in compliance with Securities and Exchange Commission and other regulatory requirements; (b) the annual independent audit of the Company’s financial statements; and (c) the independent registered public accounting firm’s independence and qualifications. The audit committee also works to provide effective communication between the Board and the Company’s independent registered public accounting firm and to support management’s efforts to enhance the quality of the Company’s internal control structure.

The Company’s independent registered public accounting firm is accountable to the audit committee, and the audit committee has ultimate authority to select, evaluate and replace the Company’s independent registered public accounting firm. The audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting, if any) for the purpose of preparing or issuing an audit report or related work. The independent registered public accounting firm reports directly to the audit committee.

In the performance of its oversight function, the committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has considered whether the provision of non-audit services by the independent registered public accounting firm to the Company is compatible with maintaining the auditor’s independence and has discussed with the auditors the auditors’ independence.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the committee referred to above and in the charter, the committee recommended to the board that the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 be filed with the Securities and Exchange Commission.

MEMBERS OF THE AUDIT COMMITTEE

Michael R. Dougherty (Committee Chairman)
Paul A. Brooke
John R. Leone

February 26, 2007

INDEPENDENT PUBLIC ACCOUNTING FIRM

KPMG LLP has served as our independent registered public accounting firm since 1995. A representative of the firm is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

During the fiscal years ended December 31, 2006 and 2005, fees in connection with services rendered by KPMG LLP, our independent registered public accounting firm, were as set forth below:

	Fiscal 2005	Fiscal 2006
Audit Fees	$437,980	$367,900
Audit-Related Fees	0	0
Tax Fees	127,660	139,000
All Other Fees	1,500	1,500

TOTAL	$567,140	$508,400

Audit fees consisted of fees for the audit of the our annual financial statements and review of quarterly financial statements as well as services normally provided in connection with statutory and regulatory filings or engagements, consents and assistance with and review of our documents filed with the Securities and Exchange Commission including related to capital-raising transactions.

Tax fees consisted primarily of fees for tax compliance, tax advice and tax planning services.

Other fees consisted of a fee paid to access an online accounting research tool provided by KPMG LLP.

Policy for Pre-Approval of Audit and Non-Audit Services

The audit committee’s policy is to pre-approve all audit services and all non-audit services that our independent auditor is permitted to perform for us under applicable federal securities regulations. To the extent permitted by the applicable regulations, the committee’s policy utilizes a combination of specific pre-approval on a case-by-case basis of individual engagements of the independent auditor and pre-approval of certain engagements up to pre-determined dollar thresholds that are reviewed annually by the committee. Specific pre-approval is mandatory for the annual financial statement audit engagement, among others.

All engagements of the independent auditor to perform any audit services and non-audit services have been pre-approved by the committee in accordance with the pre-approval policy. The policy has not been waived in any instance.

The audit committee may delegate pre-approval authority to the Chairman of the audit committee. The Chairman of the audit committee must report any decisions to the audit committee at the then next scheduled meeting.

STOCKHOLDER PROPOSALS—FOR THE 2008 ANNUAL MEETING

We intend to mail next year’s proxy statement to our stockholders on or about April 1, 2008. Applicable law requires any stockholder proposal intended to be presented at our 2008 annual meeting of stockholders to be received by us at our office in Exton, Pennsylvania on or before December 12, 2007 in order to be considered for inclusion in our proxy statement and form of proxy for that annual meeting. Securities and Exchange Commission rules provide that if a proponent of a proposal fails to notify us at least 45 days prior to the month and day of mailing of the prior year’s proxy statement (or any date specified in an advance notice provision), then the management proxy holders will be allowed to use their discretionary voting authority when the proposal is presented at the meeting, without any discussion of the matter in the proxy statement. With respect to our 2008 annual meeting of stockholders, if we are not provided notice of a stockholder proposal, which the stockholder has not previously sought to include in our proxy statement, by February 25, 2008, the management proxy holders will be allowed to use their discretionary authority.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, certain of our officers and persons who own more than 10% of our common stock, file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of such common stock. These directors, officers and greater than 10% stockholders are required to furnish us with copies of all Section 16(a) forms which they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, our directors, officers and greater than 10% stockholders complied with all fiscal year 2006 Section 16(a) filing requirements applicable to them.

OTHER MATTERS

Our board of directors does not intend to bring any other matters before the annual meeting and has no reason to believe any other matters will be presented. If other matters properly do come before the meeting, however, it is the intention of the persons named as proxy agents in the enclosed proxy card to vote on such matters as they deem appropriate.

The costs of preparing, assembling, mailing and soliciting the proxies will be borne by us. Proxies may be solicited, without extra compensation, by our officers and employees by mail, telephone, facsimile, personal interviews and other methods of communication.

Thomas F. Doyle
Vice President, General Counsel and Secretary

May 1, 2007

VIROPHARMA INCORPORATED

2007 Annual Meeting of Stockholders – June 21, 2007

SOLICITED ON BEHALF OF THE COMPANY AND APPROVED

BY THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Michel de Rosen and Thomas F. Doyle, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to appear at the Annual Meeting of Stockholders of ViroPharma Incorporated to be held on June 21, 2007 and at any continuation, postponement or adjournment thereof, and to vote all of the shares of ViroPharma Incorporated that the undersigned is entitled to vote, with all powers and authority the undersigned would possess if personally present. The undersigned hereby directs that this proxy be voted as follows:

ELECTION OF CLASS II DIRECTORS FOR A TERM OF THREE YEARS:

Michel de Rosen	FOR	☐	WITHHOLD AUTHORITY	☐
William D. Claypool, M.D.	FOR	☐	WITHHOLD AUTHORITY	☐

APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE BY 75,000,000 SHARES TO AN AGGREGATE OF 175,000,000 SHARES:

FOR    ☐                AGAINST  ☐                ABSTAIN  ☐

(Please date and sign on reverse side)

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This proxy, when properly executed, will be voted as directed. If no directions to the contrary are indicated, the proxy agents intend to vote FOR the election as directors of the nominees named on this proxy card and FOR the approval of the amendment to the amended and restated certificate of incorporation increasing the number of shares of common stock authorized for issuance.

A majority of the proxy agents present and acting in person, or by their substitutes (or if only one is present and acting, then that one) may exercise all the powers conferred hereby. DISCRETIONARY AUTHORITY IS CONFERRED HEREBY AS TO ALL OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Receipt of ViroPharma Incorporated’s 2006 Annual Report and the Notice of the 2007 Annual Meeting and Proxy Statement relating thereto is hereby acknowledged.

Date: , 2007

Signature (s)

Please sign your name exactly as it appears hereon, indicating any official position or representative capacity. If Shares are registered in more than one name, all owners must sign.

PLEASE DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

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YOUR VOTE IS IMPORTANT

VOTE TODAY IN ONE OF THREE WAYS:

1.	VOTE BY TELEPHONE: After you call the phone number below, you will be asked to enter the control number at the bottom of the page. You will need to respond to only a few simple questions. Your vote will be confirmed and cast as directed.

Call toll-free in the U.S. or Canada at

1-866-626-4508 on a touch-tone telephone

OR

2.	VOTE BY INTERNET:

Log-on to www.votestock.com

Enter your control number printed below

Vote your proxy by checking the appropriate boxes

Click on “Accept Vote”

OR

3.	VOTE BY MAIL: If you do not wish to vote by telephone or over the internet, please complete, sign, date and return the above proxy card in the postage prepaid envelope provided.

YOUR CONTROL NUMBER IS: